Exhibit 99.1

NEWS

For Release       Immediate

Contacts          (News Media) Tony Zehnder, EVP, Corporate Communications
                  312.396.7086
                  (Investors) Scott Galovic, Senior Director, Investor Relations 317.817.3228


   Conseco Life Insurance Company and the Florida Office of Insurance agree to enter discussions

Carmel, Ind., January 9, 2009 - Conseco Life Insurance Company (Conseco Life) today announced it has filed a Request for Hearing preserving its rights in response to the Florida Office of Insurance Regulation's December 22, 2008 Order to Show Cause. The company and Florida also have agreed to enter discussions regarding issues related to a group of universal life insurance policies issued in Florida and identified in the order.

Universal life policies give policyholders the flexibility to vary their premium payments and still maintain insurance coverage. Due to an administrative platform issue at Conseco Life, some policyholders, over a period of years, paid lower premiums, or no premiums, because they did not receive notice that additional premiums were due. No policyholder received diminished benefits under their contract because of the company's error.

Conseco Life brought this issue to the attention of regulators, is working to correct it, and, with the concurrence of the Indiana Department of Insurance, Conseco Life's home-state regulator, has implemented a 90-day nationwide moratorium on further action on these policies. All Lifetrend policyholders in Florida and elsewhere have been notified and will continue to receive the full benefits of their policies while discussions continue.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at http://www.conseco.com/.

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